UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934



                                Legg Mason, Inc.
 -----------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
 -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    524901105
 -----------------------------------------------------------------------------
                                 (CUSIP Number)


              Eric D. Schoenborn, Esquire 2600 One Commerce Square,
                     Philadelphia, PA 19103, (215) 564-8085
 -----------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                January 16, 1998
 -----------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|

Check the following box if a fee is being paid with the statement |_| (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D


CUSIP No.      524901105
 -----------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                ROBERT F. BOYD
 -----------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |X|
                                                                      (b) |_|

 -----------------------------------------------------------------------------
     3        SEC USE ONLY

 -----------------------------------------------------------------------------
     4        SOURCE OF FUNDS*

                                00
 -----------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)                               |_|

 -----------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                U.S.A.
 -----------------------------------------------------------------------------
                                       7         SOLE VOTING POWER
          NUMBER OF                                  13,687
           SHARES
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
 -----------------------------------------------------------------------------
                                       8         SHARED VOTING POWER

                                                          0
 -----------------------------------------------------------------------------
                                       9         SOLE DISPOSITIVE POWER

                                                       13,687
 -----------------------------------------------------------------------------
                                      10         SHARED DISPOSITIVE POWER

                                                           0
 -----------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  13,687
 -----------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                |_|
 -----------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   .05%
 -----------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*
                                    IN
 -----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION. 202493.1

                                  SCHEDULE 13D


CUSIP No.      524901105
 -----------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                BENEDICT E. CAPALDI
 -----------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |X|
                                                                      (b) |_|

 -----------------------------------------------------------------------------
     3        SEC USE ONLY

 -----------------------------------------------------------------------------
     4        SOURCE OF FUNDS*

                                00
 -----------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)                               |_|

 -----------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                U.S.A.
 -----------------------------------------------------------------------------
                                       7         SOLE VOTING POWER

          NUMBER OF                                                155,446
           SHARES
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
 -----------------------------------------------------------------------------
                                       8         SHARED VOTING POWER

                                                                     0
 -----------------------------------------------------------------------------
                                       9         SOLE DISPOSITIVE POWER

                                                                   155,446
 -----------------------------------------------------------------------------
                                      10         SHARED DISPOSITIVE POWER

                                                                     0
 -----------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             155,446
 -----------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                |_|

 -----------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                              .57%
 -----------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*
                               IN
 -----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.      524901105
 -----------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                LUZ E. CAREY
 -----------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |X|
                                                                     (b) |_|

 -----------------------------------------------------------------------------
     3        SEC USE ONLY

 -----------------------------------------------------------------------------
     4        SOURCE OF FUNDS*

                                00
 -----------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)                               |_|

 -----------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                U.S.A.
 -----------------------------------------------------------------------------
                                       7         SOLE VOTING POWER

          NUMBER OF                                                977
           SHARES
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
 -----------------------------------------------------------------------------
                                       8         SHARED VOTING POWER

                                                                     0
 -----------------------------------------------------------------------------
                                       9         SOLE DISPOSITIVE POWER

                                                                   977
 -----------------------------------------------------------------------------
                                      10         SHARED DISPOSITIVE POWER

                                                                     0
 -----------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  977
 -----------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                |_|

 -----------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                 .004%
 -----------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*
                                   IN
 -----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No.      524901105
 -----------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                ALEXANDER C. CUTLER
 -----------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |X|
                                                                    (b) |_|

 -----------------------------------------------------------------------------
     3        SEC USE ONLY



 -----------------------------------------------------------------------------
     4        SOURCE OF FUNDS*

                                00
 -----------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)                               |_|


 -----------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                U.S.A.
 -----------------------------------------------------------------------------
                                       7         SOLE VOTING POWER

          NUMBER OF                                                1,955
           SHARES
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
 -----------------------------------------------------------------------------
                                       8         SHARED VOTING POWER

                                                                     0
 -----------------------------------------------------------------------------
                                       9         SOLE DISPOSITIVE POWER

                                                                   1,955
 -----------------------------------------------------------------------------
                                      10         SHARED DISPOSITIVE POWER

                                                                     0
 -----------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            1,955
 -----------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                |_|
 -----------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             .007%
 -----------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*
                              IN
 -----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No.      524901105
 -----------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                JUDY L. DiMAIO
 -----------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |X|
                                                                     (b) |_|

 -----------------------------------------------------------------------------
     3        SEC USE ONLY

 -----------------------------------------------------------------------------
     4        SOURCE OF FUNDS*

                                00
 -----------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)                               |_|

 -----------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                U.S.A.
 -----------------------------------------------------------------------------
                                       7         SOLE VOTING POWER

          NUMBER OF                                                977
           SHARES
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
 -----------------------------------------------------------------------------
                                       8         SHARED VOTING POWER

                                                                     0
 -----------------------------------------------------------------------------
                                       9         SOLE DISPOSITIVE POWER

                                                                   977
 -----------------------------------------------------------------------------
                                      10         SHARED DISPOSITIVE POWER

                                                                     0
 -----------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            977
 -----------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                |_|
 -----------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           .004%
 -----------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*
                            IN
 -----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.      524901105
 -----------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                PAUL D. EHRLICHMAN

 -----------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |X|
                                                                  (b) |_|

 -----------------------------------------------------------------------------
     3        SEC USE ONLY

 -----------------------------------------------------------------------------
     4        SOURCE OF FUNDS*

                                00
 -----------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)                               |_|

 -----------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                U.S.A.
 -----------------------------------------------------------------------------
                                       7         SOLE VOTING POWER

          NUMBER OF                                                188,687
           SHARES
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
 -----------------------------------------------------------------------------
                                       8         SHARED VOTING POWER

                                                                     0
 -----------------------------------------------------------------------------
                                       9         SOLE DISPOSITIVE POWER

                                                                   188,687
 -----------------------------------------------------------------------------
                                      10         SHARED DISPOSITIVE POWER

                                                                     0
 -----------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   188,687
 -----------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                |_|
 -----------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    .69%
 -----------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*
                    IN
 -----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No.      524901105
 -----------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                EARL J. GASKINS
 -----------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |X|
                                                                    (b) |_|

 -----------------------------------------------------------------------------
     3        SEC USE ONLY

 -----------------------------------------------------------------------------
     4        SOURCE OF FUNDS*

                                00
 -----------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)                               |_|

 -----------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                U.S.A.
 -----------------------------------------------------------------------------
                                       7         SOLE VOTING POWER

          NUMBER OF                                                4,888
           SHARES
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
 -----------------------------------------------------------------------------
                                       8         SHARED VOTING POWER

                                                                     0
 -----------------------------------------------------------------------------
                                       9         SOLE DISPOSITIVE POWER

                                                                   4,888
 -----------------------------------------------------------------------------
                                      10         SHARED DISPOSITIVE POWER

                                                                     0
 -----------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     4,888
 -----------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                |_|

 -----------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      .02%
 -----------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*
                      IN
 -----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.      524901105
 -----------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                W. ANTHONY HITSCHLER
 -----------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |X|
                                                                    (b) |_|

 -----------------------------------------------------------------------------
     3        SEC USE ONLY

 -----------------------------------------------------------------------------
     4        SOURCE OF FUNDS*

                                00
 -----------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)                               |_|

 -----------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                U.S.A.
 -----------------------------------------------------------------------------
                                       7         SOLE VOTING POWER

          NUMBER OF                                                823,184
           SHARES
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
 -----------------------------------------------------------------------------
                                       8         SHARED VOTING POWER

                                                                     0
 -----------------------------------------------------------------------------
                                       9         SOLE DISPOSITIVE POWER

                                                                   823,184
 -----------------------------------------------------------------------------
                                      10         SHARED DISPOSITIVE POWER

                                                                     0
 -----------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   823,184
 -----------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                |_|

 -----------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  3.01%
 -----------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*
                    IN
 -----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.      524901105
 -----------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                DAVID F. HOFFMAN

 -----------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |X|
                                                                    (b) |_|

 -----------------------------------------------------------------------------
     3        SEC USE ONLY

 -----------------------------------------------------------------------------
     4        SOURCE OF FUNDS*

                                00
 -----------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)                               |_|

 -----------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                U.S.A.
 -----------------------------------------------------------------------------
                                       7         SOLE VOTING POWER

          NUMBER OF                                                63,547
           SHARES
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
 -----------------------------------------------------------------------------
                                       8         SHARED VOTING POWER

                                                                     0
 -----------------------------------------------------------------------------
                                       9         SOLE DISPOSITIVE POWER

                                                                   63,547
 -----------------------------------------------------------------------------
                                      10         SHARED DISPOSITIVE POWER

                                                                     0
 -----------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       63,547
 -----------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                |_|

 -----------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                        .23%
 -----------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*
                        IN
 -----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No.      524901105
 -----------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                MICHAEL D. JAMISON

 -----------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |X|
                                                                     (b) |_|

 -----------------------------------------------------------------------------
     3        SEC USE ONLY

 -----------------------------------------------------------------------------
     4        SOURCE OF FUNDS*

                                00
 -----------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)                               |_|

 -----------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                U.S.A.
 -----------------------------------------------------------------------------
                                       7         SOLE VOTING POWER

          NUMBER OF                                                229,748
           SHARES
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
 -----------------------------------------------------------------------------
                                       8         SHARED VOTING POWER

                                                                     0
 -----------------------------------------------------------------------------
                                       9         SOLE DISPOSITIVE POWER

                                                                   229,748
 -----------------------------------------------------------------------------
                                      10         SHARED DISPOSITIVE POWER

                                                                     0
 -----------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    229,748
 -----------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                   |_|
 -----------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      .84%
 -----------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*
                       IN
 -----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.      524901105
 -----------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                SCOTT L. KUENSELL
 -----------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |X|
                                                                     (b) |_|
 -----------------------------------------------------------------------------
     3        SEC USE ONLY

 -----------------------------------------------------------------------------
     4        SOURCE OF FUNDS*

                                00
 -----------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)                               |_|

 -----------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                U.S.A.
 -----------------------------------------------------------------------------
                                       7         SOLE VOTING POWER

          NUMBER OF                                                69,413
           SHARES
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
 -----------------------------------------------------------------------------
                                       8         SHARED VOTING POWER

                                                                     0
 -----------------------------------------------------------------------------
                                       9         SOLE DISPOSITIVE POWER

                                                                   69,413
 -----------------------------------------------------------------------------
                                      10         SHARED DISPOSITIVE POWER

                                                                     0
 -----------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     69,413
 -----------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                |_|
 -----------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     .25%
 -----------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*
                      IN
 -----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                          SCHEDULE 13D

 -----------------------------------------------------------------------------

CUSIP No.      524901105
 -----------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                PAUL R. LESUTIS
 -----------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |X|
                                                                    (b) |_|
 -----------------------------------------------------------------------------
     3        SEC USE ONLY

 -----------------------------------------------------------------------------
     4        SOURCE OF FUNDS*

                                00
 -----------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)                               |_|

 -----------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                U.S.A.
 -----------------------------------------------------------------------------
                                       7         SOLE VOTING POWER

          NUMBER OF                                                214,106
           SHARES
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
 -----------------------------------------------------------------------------
                                       8         SHARED VOTING POWER

                                                                     0
 -----------------------------------------------------------------------------
                                       9         SOLE DISPOSITIVE POWER

                                                                   214,106
 -----------------------------------------------------------------------------
                                      10         SHARED DISPOSITIVE POWER

                                                                     0
 -----------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      214,106
 -----------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                |_|
 -----------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       .78%
 -----------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*
                        IN
 -----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.      524901105
 -----------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                CARL M. LINDBERG
 -----------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |X|
                                                                    (b) |_|

 -----------------------------------------------------------------------------
     3        SEC USE ONLY

 -----------------------------------------------------------------------------
     4        SOURCE OF FUNDS*

                                00
 -----------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)                               |_|

 -----------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                U.S.A.
 -----------------------------------------------------------------------------
                                       7         SOLE VOTING POWER

          NUMBER OF                                                255,167
           SHARES
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
 -----------------------------------------------------------------------------
                                       8         SHARED VOTING POWER

                                                                     0
 -----------------------------------------------------------------------------
                                       9         SOLE DISPOSITIVE POWER

                                                                   255,167
 -----------------------------------------------------------------------------
                                      10         SHARED DISPOSITIVE POWER

                                                                     0
 -----------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      255,167
 -----------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                |_|
 -----------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       .93%
 -----------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*
                       IN
 -----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No.      524901105
 -----------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                HENRY F. OTTO
 -----------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |X|
                                                                   (b) |_|
 -----------------------------------------------------------------------------
     3        SEC USE ONLY

 -----------------------------------------------------------------------------
    4        SOURCE OF FUNDS*

                                00
 -----------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)                               |_|

 -----------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                U.S.A.
 -----------------------------------------------------------------------------
                                       7         SOLE VOTING POWER

          NUMBER OF                                                165,223
           SHARES
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
 -----------------------------------------------------------------------------
                                       8         SHARED VOTING POWER

                                                                     0
 -----------------------------------------------------------------------------
                                       9         SOLE DISPOSITIVE POWER

                                                                   165,223
 -----------------------------------------------------------------------------
                                      10         SHARED DISPOSITIVE POWER

                                                                     0
 -----------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    165,223
 -----------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                |_|
 -----------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    .60%
 -----------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*
                     IN
 -----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.      524901105
 -----------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                WILLARD J. SCOTT

 -----------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |X|
                                                                    (b) |_|

 -----------------------------------------------------------------------------
     3        SEC USE ONLY

 -----------------------------------------------------------------------------
     4        SOURCE OF FUNDS*

                                00
 -----------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)                               |_|


 -----------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                U.S.A.
 -----------------------------------------------------------------------------
                                       7         SOLE VOTING POWER

          NUMBER OF                                                58,659
           SHARES
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
 -----------------------------------------------------------------------------
                                       8         SHARED VOTING POWER

                                                                     0
 -----------------------------------------------------------------------------
                                       9         SOLE DISPOSITIVE POWER

                                                                   58,659
 -----------------------------------------------------------------------------
                                      10         SHARED DISPOSITIVE POWER

                                                                     0
 -----------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    58,659
 -----------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                |_|
 -----------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     .21%
 -----------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*
                      IN
 -----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.      524901105
 -----------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                STEPHEN S. SMITH

 -----------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |X|
                                                                     (b) |_|

 -----------------------------------------------------------------------------
     3        SEC USE ONLY

 -----------------------------------------------------------------------------
     4        SOURCE OF FUNDS*

                                00
 -----------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)                               |_|

 -----------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                U.S.A.
 -----------------------------------------------------------------------------
                                       7         SOLE VOTING POWER

          NUMBER OF                                                433,100
           SHARES
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
 -----------------------------------------------------------------------------
                                       8         SHARED VOTING POWER

                                                                     0
  -----------------------------------------------------------------------------
                                       9         SOLE DISPOSITIVE POWER

                                                                   433,100
 -----------------------------------------------------------------------------
                                      10         SHARED DISPOSITIVE POWER

                                                                     0
 -----------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       433,100
 -----------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                |_|

 -----------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         1.58%
 -----------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*
                          IN
 -----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.      524901105
 -----------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                STEVEN M. TONKOVICH

 -----------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |X|
                                                                    (b) |_|
 -----------------------------------------------------------------------------
     3        SEC USE ONLY

 -----------------------------------------------------------------------------
     4        SOURCE OF FUNDS*

                                00
 -----------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)                               |_|
 -----------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                U.S.A.
 -----------------------------------------------------------------------------
                                       7         SOLE VOTING POWER

          NUMBER OF                                                 25,419
           SHARES
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
 -----------------------------------------------------------------------------
                                       8         SHARED VOTING POWER

                                                                     0
 -----------------------------------------------------------------------------
                                       9         SOLE DISPOSITIVE POWER

                                                                    25,419
 -----------------------------------------------------------------------------
                                      10         SHARED DISPOSITIVE POWER

                                                                     0
 -----------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     25,419
 -----------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                |_|

 -----------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      .09%
 -----------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*
                       IN
 -----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.      524901105
 -----------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                EDWARD A. TRUMPBOUR

 -----------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |X|
                                                                    (b) |_|

 -----------------------------------------------------------------------------
     3        SEC USE ONLY

 -----------------------------------------------------------------------------
     4        SOURCE OF FUNDS*

                                00
 -----------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)                               |_|

 -----------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                U.S.A.
 -----------------------------------------------------------------------------
                                       7         SOLE VOTING POWER

          NUMBER OF                                                 88,966
           SHARES
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
 -----------------------------------------------------------------------------
                                       8         SHARED VOTING POWER

                                                                     0
 -----------------------------------------------------------------------------
                                       9         SOLE DISPOSITIVE POWER

                                                                    88,966
 -----------------------------------------------------------------------------
                                      10         SHARED DISPOSITIVE POWER

                                                                     0
 -----------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  88,966
 -----------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                |_|

 -----------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   .32%
 -----------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*
                    IN
 -----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

Item 1.           Security and Issuer.

         This statement on Schedule 13D relates to the common stock, $0.10 par value (the "Common Stock"), of Legg Mason, Inc., 100 Light Street, Baltimore, Maryland 21202 (the "Company").


Item 2.           Identity and Background.

         The persons filing this statement are members of a group comprising all former shareholders (each such person individually, a "Shareholder", and all such persons collectively, the "Shareholders") of Brandywine Asset Management, Inc., a Delaware corporation ("Brandywine"), who received shares of the Common Stock in exchange for all of their outstanding shares of Brandywine common stock (the "Brandywine Shares") (the "Share Exchange") following a merger of a wholly-owned subsidiary of the Company into Brandywine pursuant to an Agreement and Plan of Reorganization dated December 5, 1997 by and among Brandywine, LM Acquisition Corp., the Company and the Shareholders (the "Merger Agreement"). Pursuant to the Merger Agreement, the Company has filed with the Securities and Exchange Commission a shelf registration statement on Form S-3 pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Registration Statement"), covering the Common Stock received by the Shareholders in the Share Exchange. In addition, pursuant to the terms of the Merger Agreement certain of the Shareholders received options to purchase shares of the Common Stock (the "Option Shares") in exchange for all of their options to purchase common stock of Brandywine. The Shareholders are filing this statement as a result of an Agreement between the Shareholders dated January 16, 1998 (the "Sales Agreement") whereby each Shareholder agreed that until November 1, 1998 he/she will restrict the sale of his/her Common Stock pursuant to the Registration Statement to 15% of the Common Stock he/she received pursuant to the Share
Exchange, less the aggregate number of shares of Common Stock sold by such Shareholder in one or more public offerings, whether or not pursuant to the Registration Statement. The Option Shares are not subject to the Sales Agreement.

         The Shareholders listed below are all employees of Brandywine and all correspondence should be forwarded to them at Brandywine's offices at Three Christina Centre, Suite 1200, 201 North Walnut Street, Wilmington, Delaware 19801:

                           Luz E. Carey
                           Alexander C. Cutler
                           Judy L. DiMaio
                           Paul D. Ehrlichman
                           Earl J. Gaskins
                           W. Anthony Hitschler
                           David F. Hoffman
                           Michael D. Jamison
                           Scott L. Kuensell
                           Paul R. Lesutis
                           Carl M. Lindberg
                           Henry F. Otto
                           Willard J. Scott
                           Stephen S. Smith
                           Steven M. Tonkovich
                           Edward A. Trumpbour

         The name and address of the remaining Shareholders is set forth below:

                           Robert F. Boyd
                           25 Denbeigh Hill
                           Baltimore, Maryland 21210

                           Benedict E. Capaldi
                           1709 Tuckerstown Road
                           Dresher, PA 19025

Mr. Boyd is a Principal of Investment Counselors of Maryland. Mr. Capaldi is a Managing Director of Cowen & Co.

         None of the Shareholders has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) during the last five years, nor been a party to any civil proceeding of a judicial or administrative body relating to a violation of federal or state securities laws during the last five years. All Shareholders are citizens of the United States of America.

Item 3.           Source and Amount of Funds and Other Consideration.

         Not Applicable. All shares of Common Stock beneficially owned by the Shareholders were acquired through the Share Exchange pursuant to the Merger Agreement.

Item 4.           Purpose of the Transaction.

         The Shareholders acquired the Common Stock pursuant to the Share Exchange as consideration for their sale of the Brandywine Shares.

         The Shareholders intend to dispose of their Common Stock over time, subject to the Sales Agreement.

Item 5.           Interest in Securities of the Issuer.

         As of the date hereof, the Shareholders as a group beneficially own 2,793,149* shares of Common Stock, or approximately 10.13%* of the outstanding Common Stock.




-----------------------------
*Includes 218,993 Option Shares.

         The beneficial ownership of Common Stock by each Shareholder is set forth below (number of Option Shares included within total is set forth in parenthesis):

Shareholder                                         Total Shares

Robert F. Boyd                                         13,687

Benedict E. Capaldi                                   155,446

Luz E. Carey                                              977

Alexander C. Cutler                                     1,955

Judy L. DiMaio                                            977

Paul D. Ehrlichman                                    188,687

Earl J. Gaskins                                         4,888

W. Anthony Hitschler                                  823,184

David F. Hoffman                                       63,547 (38,128)

Michael D. Jamison                                    229,748 (50,838)

Scott L. Kuensell                                      69,413 (50,838)

Paul R. Lesutis                                       214,106

Carl M. Lindberg                                      255,167

Henry F. Otto                                         165,223

Willard J. Scott                                       58,659

Stephen S. Smith                                      433,100 (38,128)

Steven M. Tonkovich                                    25,419

Edward A. Trumpbour                                    88,966 (41,061)


Each Shareholder has sole voting and sole dispositive power over such shares, subject to the Sales Agreement. As noted above, the Option Shares are not subject to the Sales Agreement.

         On  January  16,  1998,  the  transactions  contemplated  by the Merger
Agreement were completed resulting in the grant of 2,574,156 shares of the Common Stock to the Shareholders in exchange for all of their Brandywine Shares. In addition, certain Shareholders received options to purchase a total of 218,993 Option Shares in exchange for their options to purchase common stock of Brandywine.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         Pursuant to the Sales Agreement, each Shareholder agreed that until November 1, 1998 he/she will restrict the sale of his/her Common Stock pursuant to the Registration Statement to 15% of the Common Stock he/she received pursuant to the Share Exchange, less the aggregate number of shares of Common Stock sold by such Shareholder in one or more public offerings, whether or not pursuant to the Registration Statement.

Item 7.           Material to Be Filed as Exhibits.

         Exhibit 99.1 -    Agreement between the Shareholders related to
                           restrictions on sales, dated January 16, 1998.

         Exhibit 99.2 -    Agreement between the Shareholders regarding
                           joint filing of Schedule 13D (included in signature page).

         Exhibit 99.3 -    Power of Attorney (included in signature page).


Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: January 23, 1998                         /s/  W. Anthony Hitschler
                                                     --------------------------
                                                     W. Anthony Hitschler


         This statement is filed on behalf of the following persons who have signed below on the date indicated, and by signing below each such person hereby agrees that this statement is being filed on his/her behalf thereby making him/her responsible for the completeness and accuracy of the information concerning such person.

         Each person whose signature appears below constitutes and appoints W. Anthony Hitschler as his/her attorney-in-fact, with the power of substitution, for him/her in any and all capacities to sign this statement on Schedule 13D and any amendments hereto and to file the same, with exhibits and other documents in connection herewith and therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.


Dated:  January 23, 1998



 /s/ Robert F. Boyd                            /s/ Benedict E. Capaldi
     Robert F. Boyd                                Benedict E. Capaldi



 /s/ Luz E. Carey                              /s/ Alexander C. Cutler
     Luz E. Carey                                  Alexander C. Cutler



 /s/ Judy L. DiMaio                            /s/ Paul D. Ehrlichman
     Judy L. DiMaio                                Paul D.Ehrlichman



 /s/ Earl J. Gaskins                           /s/ David F. Hoffman
     Earl J. Gaskins                               David F. Hoffman



 /s/ Michael D. Jamison                        /s/ Scott L. Kuensell
     Michael D. Jamison                            Scott L. Kuensell



 /s/ Paul R. Lesutis                           /s/ Carl M. Lindberg
     Paul R. Lesutis                               Carl M. Lindberg



 /s/ Henry F. Otto                             /s/ Willard J. Scott
     Henry F. Otto                                 Willard J. Scott



 /s/ Stephen S. Smith                          /s/ Steven M. Tonkovich
     Stephen S. Smith                              Steven M. Tonkovich



 /s/ Edward A. Trumpbour
     Edward A. Trumpbour